Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292
1-877-MEDALLION
1-800-TAXI-TOP

FOR IMMEDIATE RELEASE

May 9, 2005

MEDALLION FINANCIAL CORP. ANNOUNCES

FIRST QUARTER RESULTS

•	Operating Earnings reach $0.16 per share

•	Loan Portfolio reaches record high

•	Stock Buy Back extended

•	Dividend Increased

NEW YORK, N.Y. — May 9, 2005 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position in servicing the taxicab industry and in commercial and consumer lending to targeted niche industries, announced net investment income after taxes of $2,760,000, or $0.16 per diluted share for the 2005 first quarter, compared to a loss of $62,000 or $0.00 per share, in the 2004 first quarter. Net increase in net assets resulting from operations was $2,236,000 or $0.13 per share for the 2005 quarter, compared to a loss of $1,380,000 or $0.08 per share in the 2004 quarter.

The taxicab medallion loan portfolio increased to $408,271,000, up from $392,131,000 at year-end. The commercial and consumer loan portfolios increased to $216,171,056 from $203,165,639. Total assets increased to $734,817,000 from $709,910,000.

Over the last 12 months, taxicab medallion loans have grown by 33%, commercial loans by 40%, and total assets by 53%. (more)

Medallion Financial Corp. Announces First Quarter Results – p. 2

Andrew Murstein, President of Medallion stated, “We are very pleased with our continuing trends of increased margins and quarterly earnings. During this quarter, we reached several all-time highs, including an outstanding medallion loan portfolio of $408,000,000, and total assets under management of $845,000,000. New York City medallion prices have also continued to rise during the quarter. Since late 2001, corporate medallion values have increased from $195,000 per medallion to approximately $390, 000 today. With another New York City taxicab medallion auction of newly issued medallions scheduled for later this year, along with strong loan demand, we expect our portfolio to continue to grow. We remain very well positioned for the future.”

Larry Hall, CFO stated, “Loan quality continued to remain strong, and remains one of the hallmarks of Medallion Financial. Delinquent loans more than 90 days past due have decreased to 2.9% of the loan portfolio from 5.7% one year ago. Finally, we are also pleased to announce the extension of our stock repurchase program for an additional six-month period. As our book value per share has risen to $9.86 from $8.74 one year ago, we feel it is both accretive to our earnings and our book value to continue repurchasing our stock. With the sale of most of the assets of our Business Lenders, LLC subsidiary expected to close by the end of this quarter upon final regulatory approval, we expect to receive significant cash, thus further strengthening our liquidity and balance sheet.”

The Company also announced that its Board of Directors declared a dividend of $0.12 per share on its common stock for the 2005 first quarter, an increase from $0.11 in the fourth quarter, and up from $0.08 a year ago. The dividend is payable on May 31, 2005 to shareholders of record on May 20, 2005. Since the Company’s initial public offering in 1996, the Company has paid out over $85,000,000 in dividends, or $5.89 per share.

(more)

Medallion Financial Corp. Announces First Quarter Results – p.3

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans financing small businesses in other targeted markets. The Company and its subsidiaries have lent over $2 billion to the taxicab industry and commercial equipment industries.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2004 Annual Report on Form 10-K.

(Financial tables follow)

Medallion Financial Corporation

Consolidated Income Statements

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004

Total investment income	$12,966,259	$11,255,249	$6,485,248
Total interest expense	5,221,336	4,982,921	2,897,692

Net interest income	7,744,923	6,272,328	3,587,556

Gain on sale of loans	239,520	173,948	213,278
Other income	673,238	757,133	550,264

Total noninterest income	912,758	931,081	763,542

Salaries and benefits	2,912,428	2,249,620	2,401,722
Professional fees	505,257	465,118	454,532
Other operating expenses	1,923,308	1,854,145	1,511,606

Total operating expenses	5,340,993	4,568,883	4,367,860

Net investment income before income taxes	3,316,688	2,634,526	(16,762)
Income tax provision	556,661	496,460	45,100

Net investment income after tax	2,760,027	2,138,066	(61,862)

Net realized gains (losses) on investments	2,047,887	3,272,872	(199,234)
Net change in unrealized app/(dep)	(2,572,235)	(1,823,410)	(1,118,591)

Net realized/unrealized gain (loss)	(524,348)	1,449,462	(1,317,825)

Net increase in net assets from operations	$2,235,679	$3,587,528	$(1,379,687)

Weighted average shares
Basic	17,135,682	17,575,356	18,219,999
Diluted	17,605,676	18,030,899	18,676,754

Net investment income after income taxes per share
Basic	$0.16	$0.12	$(0.00)
Diluted	0.16	0.12	(0.00)

Net increase in net assets per share
Basic	$0.13	$0.20	$(0.08)
Diluted	0.13	0.20	(0.07)

Declared dividends per share	$0.12	$0.11	$0.08

Medallion Financial Corporation

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
ASSETS
Medallion loans	$408,271,424	$392,131,108
Commercial loans	147,258,623	136,834,891
Consumer loans	68,912,433	66,330,748
Equity investments	30,973,295	33,645,424
Investment securities	18,765,147	14,598,837

Net investments	674,180,922	643,541,008

Cash	30,395,053	37,267,122
Accrued interest receivable	3,229,195	3,062,608
Servicing fee receivable	2,274,178	2,312,040
Fixed assets, net	1,011,031	991,901
Goodwill, net	5,007,583	5,007,583
Other assets	18,719,070	17,727,362

Total assets	$734,817,032	$709,909,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,118,253	$11,756,337
Accrued interest payable	639,265	1,758,956
Floating rate borrowings	297,173,074	274,959,911
Fixed rate borrowings	259,655,871	250,973,035

Total liabilities	567,586,463	539,448,239

Total shareholders’ equity	167,230,569	170,461,385

Total liabilities and shareholders’ equity	$734,817,032	$709,909,624

Number of common shares outstanding	16,955,865	17,344,999
Net asset value per share	$9.86	$9.83

Total managed loans	$734,317,657	$718,462,564
Total managed assets	844,692,209	833,075,441